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                                                                    EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                NATCO GROUP INC.

                         Pursuant to Section 151 of the
                             General Corporation Law
                            of the State of Delaware

      NATCO Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation adopted at a meeting duly called and held the following resolution as required by Section 151 of the General Corporation Law:

      RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Certificate of Incorporation, as amended, of the Corporation, a series of Series B Convertible Preferred Stock, par value $.01 per share, of the Corporation be, and hereby is, created, and that the designation and amount thereof and the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation of the Corporation that are applicable to the Preferred Stock of all series), shall be as follows:

      1. Definitions. In this Certificate of Designations, the following terms when capitalized have the following meanings:

      "Beneficial Owner": as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the lapse of time (even if more than 60 days) or upon the occurrence of a subsequent condition. "Beneficially Own" and "Beneficial Ownership" have corresponding meanings.

      "Board": the Corporation's Board of Directors.

      "Change of Control": the occurrence of any of the following:

      (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Corporation or a wholly-owned subsidiary of the Corporation;


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      (ii)  the consummation of any transaction or series of related transactions (including any merger or consolidation) resulting in any "person" (as defined above) other than (x) the then holders of more than 50% of the Convertible Preferred Shares or (y) Herbert S. Winokur Jr., Capricorn Investors II, L.P., or any group (as that term is used in Section 13(d)(3) of the Exchange Act) which includes either or both of Herbert S. Winokur Jr. or Capricorn Investors II, L.P, becoming the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock (measured by voting power rather than number of shares);

      (iii) during any period of twelve consecutive months after the date on which this Certificate of Designation was filed with the Secretary of State for the State of Delaware, the individuals who at the beginning of any such 12-month period constituted the Board (the "Incumbent Board") cease to constitute at least a majority of the Board; provided that any director whose election to the Board, or whose nomination for election by the stockholders of the Corporation, was approved by majority vote of the Incumbent Board or a committee of the Incumbent Board, shall, in each such case, be considered as though such individual were a member of the Incumbent Board provided that the occurrence of any event identified in this subparagraph (iii) that would otherwise be treated as a Change of Control shall not constitute a Change of Control if the holders of a majority of the outstanding Convertible Preferred Shares, by written consent, shall so determine; or

      (iv) a merger, consolidation or reorganization with respect to which all or substantially all of the individuals and entities who were the Beneficial Owners of the Voting Stock immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, Beneficially Own, directly or indirectly, more than 50% of the Voting Stock resulting from such merger, consolidation or reorganization.

      "Common Stock": the Corporation's common stock, par value $0.01 per share.

      "Conversion Price": $7.805, subject to adjustment pursuant to Section 9.

      "Convertible Preferred Share": a share of Series B Convertible Preferred Stock.

      "Current Per Share Market Price": as of any date, the average of the closing prices per share of Common Stock for the ten consecutive Trading Days immediately prior to such date. If the Current Per Share Market Price of the Common Stock is determined during a period following the announcement of (x) a dividend or distribution on the Common Stock other than a regular quarterly cash dividend or (y) any subdivision, split, combination or reclassification of Common Stock and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, split, combination or reclassification, shall not have occurred prior to the commencement of such ten Trading Day period, then, and in each such case, the Current Per Share Market Price shall be properly adjusted to take into account ex-dividend trading. If, however, such dividend or distribution is not paid or such subdivision, split, combination or reclassification is not


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      consummated, the Current Per Share Market Price shall be recalculated without taking into account ex-dividend trading. The closing price for each day shall be:

      (i) the last sales price, regular way (or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way) as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

      (ii) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sales price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, on the NASDAQ National Market or as reported by the self-regulatory organization or registered securities information processor (as these terms are used under the Exchange Act) that then reports information concerning the Common Stock;

      (iii) if on any such date the Common Stock is not quoted by any such entity, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board; or

      (iv) if on any such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board.

      "Default Period":

      (i) any period during which dividends on any Convertible Preferred Shares have not been paid in cash and are therefore in arrears in an amount equal to two semi-annual dividends thereon and ending when all accrued and unpaid dividends for all previous dividend periods on all Convertible Preferred Shares then outstanding shall have been paid in cash;

      (ii) any period during which the Corporation is in default in setting aside or making payment in cash of any redemption price under
            Section 10(d)(ii) or Section 10(e).

      However, no Default Period shall commence until the Corporation has defaulted in the payment of such dividends or any redemption price for 60 days after the date the payment was due.

      "Distribution Date": has the same meaning as in the Rights Agreement.

      "Equity-Linked Securities": rights, options, warrants or other securities directly or indirectly convertible into, or exercisable or exchangeable for, shares of Common Stock.

      "Exchange Act": the Securities Exchange Act of 1934, as amended.


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      "Excluded Securities":

      (i) shares of Common Stock and Equity-Linked Securities issued to employees, officers and directors of, or consultants and advisors to, the Corporation or any of its subsidiaries pursuant to stock purchase or stock option plans or other compensatory arrangements that are approved by the Corporation's Board, and the shares of Common Stock issued pursuant to such Equity-Linked Securities;

      (ii) shares of Common Stock issued pursuant to the exercise, exchange or conversion of Equity-Linked Securities outstanding as of the date of the first issuance of Convertible Preferred Shares;

      (iii) shares of Common Stock or Equity-Linked Securities issued in connection with an acquisition, consolidation, merger or sale by or of the Corporation approved by the Corporation's Board;

      (iv) shares of Common Stock or Equity-Linked Securities issued in a bona fide registered underwritten public offering; and

      (v) Convertible Preferred Shares and the Warrant issued pursuant to the Securities Purchase Agreement, and shares of Common Stock issued upon conversion of such Convertible Preferred Shares or exercise of such Warrant.

      "Face Value": with respect to one Convertible Preferred Share, $1,000 (subject to adjustment pursuant to Section 3(d) and subject to adjustment to reflect any stock split, combination, reclassification or similar event involving the Convertible Preferred Shares).

      "Junior Stock": each class of Common Stock and each other class or series of capital stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to, or on parity with, the Convertible Preferred Shares as to:

      (i)   for the purposes of Section 3(a): dividend rights;

      (ii) for the purposes of Section 3(d) and Section 5: dividend rights and rights on liquidation, winding-up and dissolution of the Corporation; or

      (iii) for the purposes of Section 7: rights on liquidation, winding-up and dissolution of the Corporation.

      "Liquidation Preference": with respect to each Convertible Preferred Share, the greater of:

      (i) the sum of (x) the Face Value plus (y) the amount of dividends on such Convertible Preferred Share that have accrued since the prior Semi-Annual Dividend Payment Date and which have not been paid in cash, whether or not earned or declared; and


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      (ii)  the amount that would have been payable to the holder of such
            Convertible Preferred Share in respect of shares of Common Stock issuable upon conversion of such Convertible Preferred Share if all outstanding Convertible Preferred Shares were converted into shares of Common Stock immediately prior to the liquidation, dissolution or winding up in accordance with Section 8.

      "Other Dilutive Securities": defined in Section 9(f).

      "Other Distribution": defined in Section 9(b).

      "Parity Stock": each class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series ranks on a parity with the Convertible Preferred Shares as to:

      (i)   for the purposes of Section 3 and Section 5(a)(ii): dividend rights;
            or

      (ii) for the purposes of Section 5(a)(iii) and Section 7: rights on liquidation, winding-up and dissolution of the Corporation.

      "Preferred Stock": has the same meaning as in the Restated Certificate of Incorporation, as amended.

      "Right": has the same meaning as in the Rights Agreement.

      "Rights Agreement": the Rights Agreement, dated as of May 15, 1998, between the Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended.

      "Securities Purchase Agreement": the Securities Purchase Agreement dated as of March 13, 2003 between the Corporation and Lime Rock Partners II, L.P.

      "Semi-Annual Dividend Payment Date": each of the 15th day of June and December in each year.

      "Senior Stock": each class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Convertible Preferred Shares as to:

      (i)   for the purposes of Section 3: dividend rights; or

      (ii) for the purposes of Section 7: rights on liquidation, winding-up and dissolution of the Corporation.

      "Series B Convertible Preferred Stock": defined in Section 2.

      "Trading Day":

      (i) a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business; or


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      (ii)  if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which commercial banks in Houston, Texas are not authorized or required by law to close or are otherwise generally closed.

      "Voting Stock" the capital stock of the Corporation (or any successor) that is at the time entitled to vote in the election of the Board.

      "Warrant": the warrant to purchase shares of common stock issued under the Securities Purchase Agreement.

      "Warrant Gain": with respect to each holder of Convertible Preferred Shares to be redeemed pursuant to Section 11(b)(i), the amount by which:

      (i) the sum of (x) the aggregate consideration theretofore received or receivable by such holder upon any transfer of any shares of Common Stock issued upon exercise of the Warrant plus (y) the aggregate Current Per Share Market Price as of the date of such redemption of any shares of Common Stock issued upon exercise of the Warrant and held by the holder as of the date of such redemption exceeds

      (ii) the aggregate consideration such holder paid to exercise the Warrant prior to the date of such redemption (provided that the consideration on a cashless exercise shall be deemed to be zero).

      2. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series B Convertible Preferred Stock," and the number of shares constituting such series shall be 15,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of Convertible Preferred Shares to less than the number of Convertible Preferred Shares then issued and outstanding plus the number of Convertible Preferred Shares issuable upon exercise, conversion or exchange of outstanding rights, options, warrants or other securities convertible into, or exercisable or exchangeable for, Convertible Preferred Shares.

      3. Dividends and Distributions.

      (a) Dividend Rate. Subject to the prior and superior rights of the holders of any shares of Senior Stock, the holders of Convertible Preferred Shares, in preference to the holders of any Junior Stock, shall be entitled to receive, when declared by the Board out of funds legally available for the purpose, semi-annual dividends payable in cash on each Semi-Annual Dividend Payment Date, at the rate of 10.0% per share per annum of the Face Value (subject to adjustment during a Default Period under Section 3(e)) (except that the semi-annual dividend otherwise payable on June 15, 2003 shall not be payable until July 1, 2003). Except as set forth in this Section 3, the Convertible Preferred Shares shall not be entitled to receive dividends.

      (b) Periods in Which Dividends Accrue. Dividends shall begin to accrue and be cumulative on outstanding Convertible Preferred Shares, whether or not there are funds of the


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Corporation legally available for the payment of such dividend, from the issue date of such Convertible Preferred Shares (except that dividends on any dividends added to the Face Value in accordance with Section 3(d) shall accrue from the date such amounts are added to the Face Value) through the date on which the Convertible Preferred Shares are converted into Common Stock or the date of redemption (unless on the date of redemption the Corporation fails to pay or set apart for payment in accordance with Section 10(d)(ii) the redemption price, in which case dividends shall continue to accrue and be cumulative through the date that the Corporation pays or sets apart for payment in accordance with Section 10(d)(ii) the redemption price).

      (c) Record Date for Dividends. The Board may fix a record date for the determination of holders of Convertible Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

      (d) Unpaid Dividends. If the amount of dividends paid in cash on the Convertible Preferred Shares on a Semi-Annual Dividend Payment Date is less than the total amount of such dividends at the time accrued and payable on such shares (or that would be payable if the Corporation had funds legally available for payment), (x) the dividends paid shall be allocated pro rata on a share-by-share basis among all Convertible Preferred Shares at the time outstanding, (y) the accrued and unpaid dividends shall be added to the Face Value on the Semi-Annual Dividend Payment Date and shall thereafter, until such accrued and unpaid dividends have been paid in cash in full, be treated as part of the Face Value and accrue additional dividends in respect thereof at the rate determined in accordance in Section 3(a) and Section 3(e), and (z) until all accrued and unpaid dividends have been paid in cash in full, the Corporation shall not, after that Semi-Annual Dividend Payment Date, declare or pay any dividend on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration (or pay or make available any money for a sinking fund for the redemption of) any Junior Stock.

      (e) Default Dividend Rate. At the commencement of a Default Period, the dividend rate shall rise to 10.25% per annum. At the end of the Default Period, the dividend rate shall return to 10% per annum.

      4. Voting Rights. The holders of Convertible Preferred Shares shall have the following voting rights:

      (a) Numbers of Votes. On all matters submitted to a vote or consent of the stockholders of the Corporation, or to a group of stockholders consisting of or including the holders of Convertible Preferred Shares, unless provided otherwise in this Certificate of Designations, each Convertible Preferred Share shall entitle the holder thereof to a number of votes equal to the number of shares of Common Stock into which such Convertible Preferred Share would convert pursuant to Section 8(a) if converted on the record date for such vote or, if no such record date is established, on the date such vote is taken or such consent is obtained. Except as otherwise provided herein or by law, the holders of Convertible Preferred Shares and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.


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      (b) Approval Rights. While any Convertible Preferred Shares are
outstanding, the Corporation will not, without the vote of the holders of a majority or more of the outstanding Convertible Preferred Shares voting separately as a class with one vote per share:

      (i) amend, repeal or waive the application of (including in connection with a merger, consolidation, combination or otherwise) any provision of the Certificate of Incorporation or the By-Laws of the Corporation or any of its subsidiaries, or of this Certificate of Designations, in any manner, or enter into any agreement or take any corporate action (or permit any of its subsidiaries to enter into any agreement or take any corporate action) which would materially alter or change the powers, preferences or special rights of the Convertible Preferred Shares so as to affect them adversely; or

      (ii) authorize or issue any class or series of stock of the Corporation ranking senior to, or on a parity with, the Convertible Preferred Shares in respect of dividends or in respect of rights on liquidation, winding-up and dissolution of the Corporation, or any additional Convertible Preferred Shares.

      (c) Right to Elect a Director. For so long as more than 50% of the Convertible Preferred Shares issued under the Securities Purchase Agreement remain outstanding, the holders of Convertible Preferred Shares shall have the right, voting separately as a class with one vote per share, to elect or appoint one director at any annual or special meeting of stockholders or in a written consent pursuant to Section 228 of the General Corporation Law, in accordance with the procedures in Section 4(e).

      (d) Additional Right to Elect a Director During a Default Period. During each Default Period, the holders of Convertible Preferred Shares, shall have the right, voting separately as a class with one vote per share, to elect or appoint a director (not including the director elected or appointed under Section 4(c)) at any annual or special meeting of stockholders or in a written consent pursuant to Section 228 of the General Corporation Law in accordance with the procedures in Section 4(e).

      (e) Procedures for Appointing Directors. The following procedures shall apply to the election or appointment of directors by the holders of Convertible Preferred Shares pursuant to Section 4(c) or Section 4(d):

      (i) Such voting rights under Section 4(c) or Section 4(d) may be exercised initially at a special meeting of holders of Convertible Preferred Shares called pursuant to Section 4(e)(iv), at any annual meeting of stockholders or in any written consent pursuant to
            Section 228 of the General Corporation Law, and thereafter at annual meetings of stockholders or in such written consents, provided that neither such voting rights under Section 4(c) or Section 4(d) nor the right to increase under Section 4(e)(iii), in certain cases, the authorized number of directors shall be


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            exercised at a meeting unless the holders of one-third in number of the Convertible Preferred Shares shall be present in person or by proxy.

      (ii) The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Convertible Preferred Shares of such voting rights at a meeting.

      (iii) In any case in which the holders of Convertible Preferred Shares shall exercise such voting rights, they shall have the right, voting as a class with one vote per share, to elect or appoint directors to fill such vacancies, if any, in the Board as may then exist, up to one director pursuant to Section 4(c) and one director pursuant to
            Section 4(d) or, if such right is exercised at an annual meeting, to elect that number of directors. The holders of the Convertible Preferred Shares shall also have the right to require such increase in the number of directors as shall be necessary to permit them to elect or appoint one or two directors, as the case may be.

      (iv) Unless the holders of the Convertible Preferred Shares have previously exercised their right to elect or appoint one or two directors, as the case may be, the Board may order, or any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of Convertible Preferred Shares may request, the calling of a special meeting of the holders of Convertible Preferred Shares, which meeting shall thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of the Corporation.

      (v) A meeting called pursuant to Section 4(e)(iv) shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of Convertible Preferred Shares (except that no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders).

      (vi) Notice of a meeting called pursuant to Section 4(e)(iv), and of any annual meeting at which holders of Convertible Preferred Shares are entitled to vote pursuant to Section 4(c) and/or Section 4(d), shall be given to each holder of record of Convertible Preferred Shares by mailing a copy of such notice by first class prepaid mail to such holder at his or her last address as it appears on the books of the Corporation.

      (f) Rights of Common Stock to Appoint. The holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Convertible Preferred Shares shall have exercised their


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right to elect or appoint one director pursuant to Section 4(c) and, if applicable, one director pursuant to Section 4(d).

      (g) Term of Office of Directors Appointed by Holders of Convertible Preferred Stock. Subject to Section 4(h) and Section 4(i), the directors elected or appointed by the holders of Convertible Preferred Shares pursuant to Section 4(c) and Section 4(d) shall continue in office until their successors shall have been elected by such holders. Subject to Section 4(e), any vacancy in the Board may be filled by a vote of a majority of the remaining directors theretofore elected or appointed by the holders of the class of stock which elected or appointed the director whose office shall have become vacant. References in this
Section 4 to directors elected or appointed by the holders of a particular class of stock shall include directors elected or appointed by such directors to fill vacancies as provided in this Section 4(g).

      (h) Right to Appoint Director Terminates. Immediately upon the first date on which 50% or less of the Convertible Preferred Shares issued under the Securities Purchase Agreement remain outstanding:

      (i) the right of the holders of the Convertible Preferred Shares to elect or appoint a director under Section 4(c) shall cease;

      (ii) the term of any director elected or appointed by the holders of Convertible Preferred Shares under Section 4(c) shall terminate;

      (iii) the number of directors shall be the number provided for in the Certificate of Incorporation or By-Laws irrespective of any increase made pursuant to Section 4(e)(iii) in respect of the director elected or appointed under Section 4(c) (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or By-Laws); and

      (iv) any vacancy in the Board effected by Section 4(h)(ii) and Section 4(h)(iii) may be filled by a majority of the remaining directors.

      (i) Expiration of Default Period. Immediately upon the expiration of a Default Period:

      (i) the right of the holders of the Convertible Preferred Shares to elect or appoint a director under Section 4(d) shall cease (subject to revesting on the commencement of a later Default Period);

      (ii) the term of any director elected or appointed by the holders of Convertible Preferred Shares under Section 4(d) shall terminate;

      (iii) the number of directors shall be the number provided for in the Certificate of Incorporation or By-Laws irrespective of any increase made pursuant to Section 4(e)(iii) in respect of the director elected or appointed under Section 4(d) (such number being subject, however, to change thereafter in


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            any manner provided by law or in the Certificate of Incorporation or
            By-Laws); and

      (iv) any vacancy in the Board effected by Section 4(i)(ii) and Section 4(i)(iii) may be filled by a majority of the remaining directors.

      (j) No Other Voting Rights. Except as set forth herein or required by law, holders of Convertible Preferred Shares shall have no voting rights and their consent shall not be required for taking any corporate action.

      (k) No Like Voting Rights. None of the voting rights in this Section 4 shall be "like voting rights" for the purposes of Section 3(C)(i) of the Certificate of Designations for the Series A Junior Participating Preferred Stock.

      5. Certain Restrictions.

      (a) Restrictions on the Corporation. During a Default Period, the Corporation shall not:

      (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration (or pay or make available any money for a sinking fund for the redemption of) any Junior Stock, provided that the Corporation may at any time declare and pay dividends and make other distributions payable in shares of Common Stock;

      (ii) declare or pay dividends on or make any other distributions on any Parity Stock, except dividends and distributions paid ratably on the Convertible Preferred Shares and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

      (iii) redeem or purchase or otherwise acquire for consideration (or pay or make available any money for a sinking fund for the redemption of) any Parity Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any Parity Stock in exchange for shares of Common Stock.

      (b) Restrictions on Subsidiaries. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under
Section 5(a), purchase or otherwise acquire such shares at such time and in such manner.

      6. Reacquired Shares. Any Convertible Preferred Shares converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever, including pursuant to Section 8, Section 10 or Section 11, shall be retired and canceled promptly after the conversion, redemption, purchase or other acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as


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part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

      7. Liquidation, Dissolution or Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to holders of shares of Junior Stock unless, prior thereto, the holders of Convertible Preferred Shares shall have received the Liquidation Preference for each of their Convertible Preferred Shares.

      (b) If, however, there are not sufficient assets available to permit payment in full of the aggregate Liquidation Preference for all outstanding Convertible Preferred Shares pursuant to Section 7(a) and the liquidation preferences of all other shares of Parity Stock, then such remaining assets shall be distributed ratably to the holders of such Convertible Preferred Shares and such shares of Parity Stock in proportion to their respective liquidation preferences.

      (c) The Corporation shall not declare as a dividend any payments pursuant to this Section 7.

      8. Conversion.

      (a) Conversion at Holders' Option. Each Convertible Preferred Share shall be convertible at the option of the holder under this Section 8, at any time and from time to time, in whole or in part, into (x) a number of fully paid and non-assessable shares of Common Stock, free of liens and not subject to preemptive rights, equal to the then Face Value of such Convertible Preferred Share divided by the Conversion Price and (y) an amount, payable in cash, equal to the amount of the dividends on such Convertible Preferred Share that have accrued since the prior Semi-Annual Dividend Payment Date and have not been paid in cash, whether or not earned or declared. The Board shall not declare as a dividend any payments pursuant to this Section 8.

      (b) Procedure for Conversion at Holders' Option. Each holder of Convertible Preferred Shares who wishes to convert some or all of such shares into shares of Common Stock shall surrender the certificate or certificates for such shares, duly endorsed, at the office of the Corporation and give written notice to the Corporation at such office that such holder elects to convert a specified number of Convertible Preferred Shares. A holder of Convertible Preferred Shares may give an effective conversion notice even if the Corporation has given notice of redemption under Section 10(c). The Corporation shall then promptly issue and deliver to such holder (x) a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as a result of the conversion, (y) if fewer than all the Convertible Preferred Shares represented by any such surrendered certificate are converted, a new certificate representing the Convertible Preferred Shares which were not converted, and (z) any cash payment due to such holder pursuant to Section 8(a) or Section 8(c).

      (c) No Fractional Shares. No fractional shares or scrip representing fractions of Common Stock shall be issued upon conversion of Convertible Preferred Shares. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Convertible Preferred Shares, the Corporation shall pay an amount in cash equal to such fractional interest multiplied by the Current Per Share Market Price of the Common Stock on the day such Convertible Preferred Shares are deemed to have been converted.

      (d) No Charge for Certain Conversion Costs. The issuance of certificates for shares of Common Stock upon conversion of Convertible Preferred Shares shall be made without charge to the holders of such shares for any issuance tax or other cost incurred by the Corporation in connection with such conversion and/or the issuance of shares of Common Stock, except for any tax payable in respect of any transfer into a name other than that of the holder of record of the converted Convertible Preferred Shares.

      (e) Date of Conversion. Any conversion pursuant to this Section 8 shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the Convertible Preferred Shares to be converted, and the Person in whose name any certificate or certificates for shares of Common Stock is issuable upon such conversion shall be treated for all purposes as the holder of record of such shares of Common Stock on such date.

      (f) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred Shares, such number of shares of Common Stock as may be issued upon conversion of all outstanding Convertible Preferred Shares not previously converted.

      9. Anti-Dilution Adjustments.

      (a) Dividends, Splits, Reorganizations etc. If the Corporation at any time after the date of the first issuance of Convertible Preferred Shares:

      (i) fixes a record date for a dividend or distribution on shares of Common Stock payable in Common Stock;

      (ii)  subdivides or splits the outstanding shares of Common Stock;

      (iii) combines the outstanding shares of Common Stock into a smaller number of shares;

      (iv) changes the number of shares of outstanding Common Stock by reclassifying its Common Stock; or

      (v) consolidates with, or merges with or into any other person, or engages in any reorganization, reclassification or recapitalization, in which the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock, then the Convertible Preferred Shares outstanding on such record date for a dividend or distribution, or on the effective date of such subdivision split, combination, consolidation, merger, reorganization, reclassification or recapitalization, shall remain outstanding (or, in a consolidation, merger or other transaction in which the Corporation is not the surviving entity, shall be exchanged for preferred stock, or other equivalent ownership interests, in the surviving entity with equivalent rights to those of the Convertible Preferred Shares), and the Conversion Price and the kind and amount of stock, securities, cash or other assets issuable upon conversion of such Convertible Preferred Shares (or other preferred stock or ownership interests, as the case may be) shall be adjusted so that the conversion after such time shall entitle the holder to receive the aggregate number of shares of Common Stock, or stock, securities, cash and other assets, which, if the Convertible Preferred Shares had been converted immediately prior to such time, such holder would have been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization. Such adjustment shall become effective immediately after the effective date, retroactive to the record date in the case of a dividend or distribution. Such adjustments shall be made successively whenever any such event occurs. This Section 9(a) shall not apply to any transaction to which
Section 11 applies.

      (b) Extraordinary Dividends and Distributions. If the Corporation at any time after the date of the first issuance of Convertible Preferred Shares fixes a record date for a dividend or distribution to all holders of its outstanding Common Stock of evidences of indebtedness of the Corporation, cash, assets or securities (except Common Stock and Excluded Securities), and whether by way of dividend, spin-off, reclassification, recapitalization, similar corporate reorganization or otherwise (other than cash dividends which, in any fiscal year, do not in the aggregate exceed 20% of the Corporation's net income in the prior fiscal year) ("Other Distribution"), then the Corporation shall make adequate provision so that each holder of Convertible Preferred Shares will receive, in addition to shares of Common Stock upon conversion of its Convertible Preferred Shares, at the election of the holders of a majority of the Convertible Preferred Shares, either:

      (i) the Other Distribution to which such holder would have been entitled as a holder of shares of Common Stock if such holder had converted its Convertible Preferred Shares immediately prior to the record date for the Other Distribution; or

      (ii)  the cash equivalent of the Other Distribution.

Such adjustments shall be made successively whenever any such dividend is paid or distribution occurs, and shall become effective on the date of the dividend or distribution and be retroactive to the record date for the dividend or distribution.

      (c) Sales Below the Current Per Share Market Price. Except to the extent that an adjustment has already been made under Section 9(a), if the Corporation at any time after the date of the first issuance of Convertible Preferred Shares issues or sells any shares of Common Stock (except Excluded Securities) without consideration or for a consideration per share less than the Current Per Share Market Price on the date of such issuance or sale, the Conversion Price shall be adjusted, as of the close of business on the date of such issuance or sale, to an amount equal to the Conversion Price in effect immediately prior to such issuance or sale multiplied by the following adjustment factor:

      Adjustment = (Current Common Shares x Current Price) + Consideration
        Factor     -------------------------------------------------------
                            Resulting Common Shares x Current Price
      where:

      "Consideration" means the aggregate consideration paid or payable for the shares of Common Stock being issued or sold.

      "Current Common Shares" means the number of shares of Common Stock issued and outstanding immediately before the issuance or sale giving rise to the adjustment.

      "Current Price" means the Current Per Share Market Price on the day of the issuance or sale giving rise to the adjustment.

      "Resulting Common Shares" means the sum of the Current Common Shares and the number of shares of Common Stock included in the issuance or sale giving rise to the adjustment.

Such adjustments shall be made successively whenever any such issuance or sale occurs.

      (d) Equity-Linked Securities. Except to the extent that an adjustment has already been made under Section 9(a) or Section 9(b), if the Corporation at any time after the date of the first issuance of Convertible Preferred Shares issues, sells or grants any Equity-Linked Securities (except Excluded Securities) and the sum of the aggregate consideration paid or payable for the issuance, sale or grant of such Equity-Linked Securities plus the minimum consideration payable to exercise, convert or exchange all such Equity-Linked Securities for shares of Common Stock, all divided by the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of all such Equity-Linked Securities, is less than the Current Per Share Market Price on the date of such issuance, sale or grant:

      (i) subject to Section 9(d)(ii), the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of all such Equity-Linked Securities shall be deemed to have been issued as of the date of the issuance, sale or grant of such Equity-Linked Securities and the Conversion Price shall be adjusted pursuant to
            Section 9(c) as though the Corporation had issued such maximum number of shares of Common Stock and received as consideration for the issuance of such shares of Common Stock an amount equal to the sum of the aggregate consideration paid or payable for the issuance, sale or grant of such Equity-Linked Securities plus the minimum consideration payable to exercise, convert or exchange all such Equity-Linked Securities for shares of Common Stock;

      (ii) if, over time or on the occurrence or non-occurrence of specified events (except by reason of anti-dilution adjustments similar to those in this Certificate of Designations), the minimum consideration payable to exercise, convert or exchange such Equity-Linked Securities for shares of Common Stock is reduced, or the maximum number of shares of Common Stock to which holders of such Equity-Linked Securities are entitled upon exercise, conversion or exchange is increased, the amount of consideration deemed to be received by the Corporation, or the number of shares of Common Stock issuable upon exercise, conversion or exchange of such Equity-Linked Securities, shall be recalculated upon the occurrence or non-occurrence of such events using such reduced minimum consideration amount or such increased maximum share number (although, if the minimum consideration payable to exercise, convert or exchange all such Equity-Linked Securities for shares of Common Stock is subsequently increased, or the maximum number of shares of Common Stock to which holders are entitled upon exercise, conversion or exchanged of all such Equity-Linked Securities is subsequently decreased, the amount of consideration deemed to be received, or number of shares of Common Stock deemed to have been issued, by the Corporation shall again be recalculated using the increased minimum consideration amount or such decreased maximum share number); and

      (iii) if any such Equity-Linked Securities expire unexercised, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise, conversion or exchange of such Equity-Linked Securities, and such shares of Common Stock, if any, were issued or sold for the aggregate consideration received upon such exercise, conversion or exchange plus the aggregate consideration, if any, received for the issuance or sale of all such Equity-Linked Securities, whether or not exercised, converted or exchanged.

Adjustments under this Section 9(d) shall be made successively whenever the Corporation issues, sells or grants Equity-Linked Securities. Except as provided in Section 9(d)(iii), no further adjustment of the Conversion Price shall be made as a result of the actual issuance of shares of Common Stock on the exercise, conversion or exchange of such Equity-Linked Securities.

      (e) Rights Distributed Under the Rights Agreement. While the Rights Agreement remains in effect:

      (i) holders who convert Convertible Preferred Shares before the Distribution Date will receive, in addition to the shares of Common Stock issued on the conversion, one Right for each such share of Common Stock;

      (ii) if the Distribution Date occurs, the Rights that become exercisable will be treated as having been issued for no consideration as of the Distribution Date, and Rights issued after the Distribution Date will be treated as having been issued for no consideration as of their issue date and, except as provided in Section 9(e)(iv), an adjustment will be made accordingly under Section 9(d) or, if applicable, Section 9(f) and Section 9(g);

      (iii) no adjustment to the Conversion Price will be made under this
            Section 9 for the issuance of Rights except as provided in Section 9(e)(ii); and

      (iv) no adjustment will be made under this Section 9 for the benefit of a holder of Convertible Preferred Shares (or any of its "Affiliates" or "Associates" as defined in the Rights Agreement) where that holder became an "Acquiring Person" under the Rights Agreement and, as a result, caused the Rights to become exercisable.

      (f) Other Dilutive Securities. The Corporation shall not (i) issue, sell or grant equity securities (except Common Stock and Equity-Linked Securities) that participate with shares of Common Stock in dividends, distributions or other rights ("Other Dilutive Securities"), or (ii) declare or pay dividends or distributions (whether of evidences of indebtedness of the Corporation, cash, assets or securities) in respect of Other Dilutive Securities or Equity-Linked Securities unless, in each case, this Section 9 is first amended to preserve without dilution, on a basis consistent with the essential intent and principles established in Section 9, the conversion rights of the Convertible Preferred Shares.

      (g) Other Dilutive Events. If any event occurs to which Section 9 does not strictly apply but as to which the failure to make an adjustment would not fairly protect the conversion rights in respect of the Convertible Preferred Shares in accordance with the essential intent and principles of Section 9, then the Corporation shall appoint a firm of independent certified public accountants of recognized national standing to give their opinion on the adjustment needed to preserve without dilution, on a basis consistent with the essential intent and principles established in Section 9, the conversion rights of the Convertible Preferred Shares. On receiving this opinion, the Corporation will promptly mail a copy of it to each holder of Convertible Preferred Shares and shall make the adjustments described in it.

      (h) Valuation of Consideration and Non-Cash Distributions. If any of the consideration received or to be received by the Corporation in respect of shares of Common Stock or Equity-Linked Securities is in a form other than cash, or the Corporation or any other person distributes assets (other than cash) or securities to securityholders, the fair market value of such consideration, assets or securities will be used in determining adjustments under this Section
9. The fair market value shall be determined in good faith by the Board unless holders of a majority of the outstanding Convertible Preferred Shares object to the Board's determination, in which case the Board shall retain an independent appraiser reasonably satisfactory to such holders to determine the fair market value. If the fair market value so determined by the independent appraiser is more than 90% (in the case of non-cash consideration received or to be received by the Corporation) or is less than 110% (in the case of distributions of non-cash assets or securities) of the fair market value determined by the Board, the objecting holders shall pay the independent appraiser's fees and expenses. When the Corporation issues, sells or grants shares of Common Stock or Equity-Linked Securities, the amount of consideration paid or payable to the Corporation in respect of such shares or securities and taken into account under this Section 9 shall not include any amounts paid for accrued dividends or accrued interest.

      (i) Allocating Consideration. If shares of Common Stock or Equity-Linked Securities are issued, sold or granted together with other stock or securities or other assets of the

Corporation for an aggregate consideration that covers both, the consideration paid or payable to the Corporation for the shares of Common Stock or Equity-Linked Securities shall be the portion of the aggregate consideration paid or payable to the Corporation that may be reasonably determined in good faith by the Board to be allocable to such shares of Common Stock or Equity-Linked Securities unless holders of a majority of the outstanding Convertible Preferred Shares object to the Board's determination, in which case the Board shall retain an independent appraiser reasonably satisfactory to such holders to determine the allocation. If the amounts allocated to the shares of Common Stock or Equity-Linked Securities as determined by the independent appraiser do not differ by 10% or more from the allocation determined by the Board, the objecting holders shall pay the independent appraiser's fees and expenses.

      (j) Notice of Adjustments. Calculations under this Section 9 shall be made to the nearest four decimal points. The Corporation shall notify holders of Convertible Preferred Shares promptly after making any adjustment under this
Section 9, and include reasonable detail on the event requiring such adjustment and the calculation of such adjustment. On a holder's request at any time, the Corporation shall promptly deliver to such holder a notice stating the then Conversion Price (and showing how it was calculated) and the number of shares of Common Stock and the amount of any other stock, securities, cash or other assets which would at that time be received on converting the holder's Convertible Preferred Shares.

      (k) New York Stock Exchange Rules. No adjustment shall be made pursuant to this Section 9 if such adjustment would constitute a material violation of the rules of the New York Stock Exchange or any other securities exchange on which any of the Corporation's securities are listed or admitted to trading.

      (l) Adjustments to Other Shares. If, as a result of this Section 9, holders of Convertible Preferred Shares upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion shall be subject to adjustment on terms as nearly equivalent as practicable to those in this Section 9.

      10. Redemption.

      (a) Redemption at Corporation's Election. On or at any time after the fifth anniversary of the first issue of Convertible Preferred Shares, the Corporation may elect to redeem for cash the outstanding Convertible Preferred Shares in whole or in part from time to time, at a redemption price per share equal to the Face Value, plus the amount of dividends on such Convertible Preferred Share that have accrued since the prior Semi-Annual Dividend Payment Date and which have not been paid in cash (whether or not earned or declared), as of the last Trading Day before the redemption date.

      (b) Redemption of Less than All Convertible Preferred Shares. Subject to the Securities Purchase Agreement, if fewer than all the outstanding Convertible Preferred Shares are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method that may be determined by the Board in its sole discretion to be equitable.

      (c) Notice of Redemption. Notice of any such redemption shall be given by mailing to the holders of the Convertible Preferred Shares to be redeemed a notice of such redemption, by first class prepaid mail, not later than the twentieth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as shall appear upon the books of the Corporation. Each such notice shall state:

      (i)   the redemption date;

      (ii) the number of shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

      (iii) the redemption price;

      (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and

      (v) that, on the close of business on such redemption date, dividends on the shares to be redeemed will cease to accrue and such shares will be deemed to be no longer outstanding (unless the Corporation does not on the redemption date either pay the redemption price or set aside the redemption price for payment in accordance with Section 10(d)(ii)).

Failure to duly give such notice by first class prepaid mail, or any defect in such notice, to any holder of Convertible Preferred Shares shall not affect the validity of the proceedings for the redemption of Convertible Preferred Shares held by any other holder.

      (d) Consequences of Redemption Date. From the redemption date, dividends will cease to accrue on the Convertible Preferred Shares being redeemed, and such Convertible Preferred Shares shall be deemed to be no longer outstanding, and all rights of the holders of such Convertible Preferred Shares (except the right to receive from the Corporation the redemption price and any interest under Section 10(e)) shall cease provided that:

      (i) the holders of such Convertible Preferred Shares have received the notice mailed in accordance with Section 10(c); and

      (ii) on or before the redemption date, the Corporation has set aside the funds necessary for such redemption, separate and apart from its other funds in trust for the pro rata benefit of the holders of such Convertible Preferred Shares, so as to be, and to continue to be, available for that purpose.

      (e) Surrender of Certificate. On surrender of the certificates for any Convertible Preferred Shares so redeemed (properly endorsed or assigned for transfer), such shares shall be redeemed by the Corporation at the redemption price. If the Corporation does not pay the redemption price within five Business Days of a holder of such Convertible Preferred Shares duly surrendering its certificate, the Corporation shall pay such holder interest on the unpaid redemption price from the end of such period at a rate of 10.25% per annum. If fewer than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

      (f) Effect of Conversion or Other Redemption. If a notice of conversion is given pursuant to Section 8 or Section 11, or notice to redeem is given pursuant to Section 11, before the redemption date fixed by the Corporation pursuant to this Section 10, the right of the Corporation to redeem such Convertible Preferred Shares under this Section 10 shall terminate (subject to being revived upon the Corporation giving a further notice under Section 10(c) if the conversion or redemption pursuant to Section 8 or Section 11 does not occur due to the actions of the holder who gave the notice), notwithstanding that the Corporation has mailed a notice of redemption. If the Corporation defaults in setting aside or making payment in cash of the redemption price under Section 10(d)(ii) or Section 10(e) in respect of Convertible Preferred Shares, the holders of such Convertible Preferred Shares may give a notice pursuant to
Section 8 or Section 11 if otherwise eligible to do so, in which case such shares shall be treated as not having been redeemed under this Section 10 and the right of the Corporation to redeem such shares under this Section 10 shall terminate.

      (g) No Dividend. The Board shall not declare as a dividend any payments pursuant to this Section 10.

      11. Change of Control.

      (a) Notice to Holders of Change of Control. The Corporation shall, not fewer than 30 days prior to the consummation of a transaction to which it is or will be a party that will result in a Change of Control or within 15 days of becoming aware of the occurrence of any other Change of Control, mail to each holder of Convertible Preferred Shares a notice notifying the holder of:

      (i)   the Change of Control;

      (ii)  the circumstances and facts regarding the Change of Control;

      (iii) the holder's right to elect, within 15 days of receiving the notice, to require the Corporation to redeem for cash some or all of the holder's Convertible Preferred Shares or, at the holder's election, to convert some or all of the holder's Convertible Preferred Shares (and state that the procedures for making such an election are in Section 11(d) of this Certificate of Designations);

      (iv) the redemption price payable if the holder so elects to have the Corporation redeem the holder's Convertible Preferred Shares;

      (v) the number of shares of Common Stock, and the amount of all cash payments, that the holder will receive if it so elects to have the Corporation convert the holder's Convertible Preferred Shares; and

      (vi) the Corporation's right, within 30 days after the end of the 15 day period during which the holder can exercise its election, to require the holder to convert some or all of its remaining Convertible Preferred Shares.

      (b) Holders' Right to Sell to the Corporation or to Convert. Each holder of Convertible Preferred Shares may, within 15 days of receiving the Corporation's notice pursuant to Section 11(a), but subject to the occurrence of the Change of Control, require the Corporation to:

      (i) redeem for cash some or all of such holder's Convertible Preferred Shares, at an aggregate redemption price equal to the greater of:

            (A)   the sum of:

                  (1) the product of $1,000 (as adjusted for any stock splits, combination, reclassification or similar event involving the Convertible Preferred Shares) multiplied by the aggregate number of Convertible Preferred Shares to be redeemed under this Section 11(b)(i), plus

                  (2) an amount (which may not be less than zero) equal to (a) the product of $500 (as adjusted for any stock splits, combination, reclassification or similar event involving the Convertible Preferred Shares) multiplied by the aggregate number of Convertible Preferred Shares to be redeemed under this Section 11(b)(i) minus (b) the sum of the aggregate amount of dividends paid in cash on such Convertible Preferred Shares since the date of issuance and such holder's Warrant Gain; and

            (B) the aggregate Face Value of such Convertible Preferred Shares plus the aggregate amount of dividends on such Convertible Preferred Shares that have accrued since the prior Semi-Annual Dividend Payment Date, and which have not been paid in cash, whether or not earned or declared; or

      (ii) convert some or all of such holder's Convertible Preferred Shares into the number of shares of Common Stock, and the cash payment, determined as if Section 8(a) applied (or if, in connection with a merger, consolidation or similar transaction constituting a Change of Control, holders of shares of Common Stock were entitled to receive other stock, securities, cash or assets in respect of their shares of Common Stock, the holder shall receive such other stock, securities, cash or assets which, if such Convertible Preferred Shares had been converted immediately prior to such Change of Control, the holder would have been entitled to receive plus an amount, payable in cash, equal to the amount of dividends on such Convertible Preferred Shares that have accrued since the prior Semi-Annual Payment Date through the date of the Change of Control and have not been paid in cash, whether or not earned or declared).

      (c) Payment on Conversion on or before Third Anniversary. If any Convertible Preferred Share is converted pursuant to Section 11(b)(ii) or
Section 11(e) on or before the third anniversary of the first issuance of Convertible Preferred Shares, the Corporation shall pay in cash to the holder an amount equal to the dividends that would have accrued on such Convertible Preferred Share through the third anniversary of the first issuance of Convertible Preferred Shares, minus the sum of (x) the aggregate amount of dividends paid in cash through the date of conversion, (y) the aggregate amount of dividends added to the Face Value under Section 3(d) and not thereafter paid in cash and (z) the cash payment pursuant to Section 11(b)(ii) or Section 11(e). Such payment is in addition to the shares of Common Stock or the other stock, securities, cash or assets issued upon the conversion.

      (d) Procedure for Exercising Holders' Rights. A holder who wishes to have the Corporation redeem Convertible Preferred Shares, or to convert Convertible Preferred Shares under Section 11(b), shall give written notice within the time period specified in Section 11(b) to the Corporation at such office that such holder elects to have the Corporation redeem such shares or to convert such shares and shall state in such notice the number of Convertible Preferred Shares to be redeemed or converted. Such notice shall be accompanied by the certificate or certificates for such shares, duly endorsed. The Corporation shall immediately prior to or simultaneously with the consummation of the Change of Control (or else promptly, if the Corporation gave its notice under Section 11(b) after the Change of Control) issue and deliver to such holder (w) the cash payment to which such holder is entitled on any such redemption, (x) a certificate or certificates for the number of shares of Common Stock or the other stock, securities, cash or assets to which such holder is entitled as a result of any such conversion, (y) if fewer than all the shares represented by any such surrendered certificate are redeemed or converted, a new certificate representing the Convertible Preferred Shares which were not redeemed or converted and (z) any cash payments to which such holder is entitled pursuant to
Section 11(b)(ii) and Section 11(c).

      (e) Conversion at the Corporation's Request. At any time after the end of the period during which holders of Convertible Preferred Shares are entitled to exercise their rights under Section 11(b), the Corporation shall have the right to give notice to the holders of Convertible Preferred Shares requiring them to convert some or all of their Convertible Preferred Shares in respect of which they did not exercise their rights under Section 11(b) in the manner and with the results set forth in Section 11(b)(ii) and Section 11(c). Promptly upon receiving such a notice (and in any event prior to the consummation of the Change of Control if the Corporation gave its notice under Section 11(a) no fewer than 30 days before the Change of Control), each such holder shall surrender the certificate or certificates for such shares, duly endorsed, at the office of the Corporation. The Corporation shall immediately prior to or simultaneously with the consummation of the Change of Control (or else promptly, if the Corporation gave its notice under Section 11(b) after the Change of Control) issue and deliver to such holder (x) a certificate or certificates for the number of shares of Common Stock or the other stock, securities, cash or assets to which such holder is entitled as a result of the conversion, (y) if fewer than all the Convertible Preferred Shares represented by any such surrendered certificate are converted, a new certificate representing the Convertible Preferred Shares which were not converted, and (z) any cash payments which to such holder is entitled pursuant to Section 11(b)(ii) and Section 11(c).

      (f) Effective Date of Conversion. Any conversion pursuant to this Section 11 shall be deemed to have been made immediately prior to the Change of Control, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the holder of such shares of Common Stock on such date.

      (g) Other Conversion Provisions Apply. Section 8(c), Section 8(d) and
Section 8(f) shall apply to conversions pursuant to this Section 11.

      (h) No Dividend. The Board shall not declare as a dividend any payments pursuant to this Section 11.

      12. Obligations Regarding Mergers and Other Transactions. The Corporation will not consummate a transaction described in Section 9(a)(v), or a merger, consolidation or similar transaction constituting a Change of Control, unless each person (except the Corporation) required to deliver stock, securities, cash or other assets in connection with that transaction assumes, by written instrument delivered to, and reasonably satisfactory to, each record holder of Convertible Preferred Shares:

      (i) equivalent obligations to those in this Certificate of Designations (and, if the Corporation survives the consummation of the transaction and the Convertible Preferred Shares or other preferred equity securities issued in exchange for the Convertible Preferred Shares are outstanding, this assumption is in addition to, and does not release the Corporation from, the Corporation's continuing obligations under this Certificate of Designations); and

      (ii) the obligation to deliver to the holder the stock, securities, cash or other assets to which the holder is entitled on the conversion of the Convertible Preferred Shares or the securities for which they were exchanged.

If the holders of a majority of the outstanding Convertible Preferred Shares request, this instrument shall be accompanied by a written opinion of counsel to each such person, which opinion shall be reasonably satisfactory to such holders, stating that such person is obligated to deliver to the holders of Convertible Preferred Shares, at the time required by this Certificate of Designations, the stock, securities, cash or other assets to which the holder is entitled under Section 9(a)(v) or Section 11(b)(ii) as a result of or following the transaction, and that terms equivalent to those in the Certificate of Designations will apply to such stock, securities, cash or other assets.

      13. Good Faith Actions. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate to protect the rights of the holders of Convertible Preferred Shares hereunder against impairment (including the rights to convert Convertible Preferred Shares and rights upon a Change of Control).

      14. Severability of Provisions. If any provision of this Certificate of Designations is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public

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policy, all other provisions of this Certificate of Designations which can be given effect without the invalid, unlawful or unenforceable provision shall remain in effect.

      15. Notice. All notices referred to herein shall be in writing, and shall be deemed to have been given upon the earlier of receipt of such notice or (x) four Trading Days after the mailing of such notice if sent by registered mail with postage prepaid or (y) on the day signed for if sent by overnight courier, in either case addressed:

      (i) if to the Corporation, to its offices at 2950 North Loop West, Suite 700, Houston, TX 77092, Attention: General Counsel;

      (ii) if to any holder of the Convertible Preferred Shares, to such holder at the address of such holder of the Convertible Preferred Shares as listed in the stock record books of the Corporation; or

      (iii) to such other address as the Corporation or holder, as the case may be, shall have designated by notice given in the manner prescribed by this Section 15.

                                      * * *


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


      IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Executive Officer this 25th day of March, 2003.

                                          NATCO GROUP INC.


                                          By: /s/ Nathaniel A. Gregory
                                             ----------------------------
                                              Nathaniel A. Gregory
                                              Chief Executive Officer